EXHIBIT 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

Alliance Financial Announces Third Quarter Earnings

Syracuse, NY, October 26, 2006 - Alliance Financial Corporation (NASDAQ: ALNC), the holding company for Alliance Bank, N.A., announced today its net income for the third quarter of 2006 was $1.82 million, or $0.51 per diluted share, a decrease of 8.2% compared with $1.98 million, or $0.54 per diluted share in the year-ago quarter. Net interest income decreased in the third quarter compared with the year-ago period as the flat treasury yield curve and competition for deposits in our market continued to push up our cost of funds, offsetting the positive impact on interest income that resulted from growth in our loan and lease portfolio.

Jack H. Webb, President and CEO of Alliance said, “We saw positive results from our business development initiatives in the third quarter, while at the same time moving towards completion of our acquisition of Bridge Street Financial on October 6. I am pleased to say the integration of the two companies’ branch networks and operating systems was a success, and we are excited about the opportunity for further growth this acquisition provides.”

Total assets were $1.0 billion at September 30, 2006, an increase of $47.1 million from June 30, 2006, and up $57.2 million from December 31, 2005. Total loans and leases (net of unearned income) increased $41.0 million in the third quarter, and were up $71.8 million compared with December 31, 2005.

The company’s commercial lease portfolio (net of unearned income) increased $28.5 million in the third quarter, and totaled $112.5 million, which represents 15.5% of total loans and leases, compared with $83.9 million (12.3% of total loans and leases), and $65.2 million (10.0% of total loans and leases) at June 30, 2006 and December 31, 2005, respectively. Commercial loans increased $4.9 million during the third quarter and were $165.7 million at September 30, 2006, while residential and indirect loans increased $4.9 million and $2.6 million, respectively.

Webb continued, “We are pleased with the growth in our loan and lease portfolio, particularly our commercial loans, in what is a highly competitive lending environment in our market. This growth reflects the coordinated effort of people throughout our company over the past year to build greater awareness of the Alliance brand, product offerings, and quality of service, and our success in leveraging that awareness into new relationships.”

Total deposits were $782.6 million at September 30, 2006, an increase of $11.1 million and $43.5 million from June 30, 2006 and December 31, 2005, respectively. Checking accounts increased $8.7 million and $23.1 million in the three months and nine months ended September 30, 2006, respectively, due in large part to a seasonal increase in municipal deposits, which increased $9.8 million and $13.5 million during each period, respectively. Additionally, commercial checking deposits increased $9.8 million in the nine months ended September 30, 2006 due in part to successful business development efforts, which resulted in a 5.5% increase in the number of commercial checking accounts at September 30, 2006 compared with December 31, 2005. Savings and money market accounts decreased $4.1 million during the third quarter of 2006, and were down $21.2 million for the nine months ended September 30, 2006. The rate of decline in savings and money market accounts slowed during the third quarter of 2006 compared with the first half of the year as a result of slowing in consumer and municipal outflows and growth in commercial accounts. Time accounts increased $6.5 million and $41.5 million in the three months and nine months ended September 30, 2006, respectively, in part mirroring the trends in savings and money market accounts, as customers in recent months have favored higher rate, short-term time accounts over lower rate savings and money market accounts.

During the quarter, a wholly-owned subsidiary trust of the Company completed the sale of $15.0 million of trust preferred securities, the proceeds of which were used to purchase junior subordinated notes issued by the Company.

Nonperforming assets increased $262,000 in the third quarter, and were $1.1 million or 0.11% of total assets, compared with $848,000 or 0.09% of total assets at June 30, 2006 and $1.6 million or 0.17% of total assets at December 31, 2005. The increase in the third quarter resulted primarily from one commercial relationship in the amount of $217,000 (net of a $257,000 write-down recorded during the third quarter) being added to non-performing status during the quarter. The remaining balance of this loan was collected in October 2006 without further loss. The provision for loan and lease losses was $550,000 in the third quarter of 2006, compared with $125,000 in the year-ago quarter. Net charge-offs were $318,000 in the three months ended September 30, 2006, compared with $105,000 in the year-ago quarter, the increase resulting primarily from the write-down of the one commercial relationship mentioned above. The ratio of the allowance for loan and lease losses to nonperforming loans and leases was 495.8% at September 30, 2006, compared with 304.7% at December 31, 2005.

Net interest income totaled $6.5 million in the three months ended September 30, 2006, a decrease of $270,000 compared with the third quarter of 2005. Growth in average earnings assets of $43.8 million in the third quarter compared with the year-ago quarter partially offset the effect of a 25 basis point decrease in the company’s net interest margin compared with the year-ago quarter. The growth in average earning assets resulted from an $89.5 million increase in average loans and leases in the third quarter of 2006, compared with the same period in 2005, partially offset by a $38.9 million decrease in the securities portfolio. Commercial leases accounted for 58.9% of the growth in average total loans and leases, followed by increases of 24.7% for indirect loans and 18.3% for residential mortgages, respectively. The change in the average earning asset mix reflects our decision to fund a portion of our loan and lease growth with cash flows from our securities portfolio due to the limited opportunity to profitably invest in securities in the current interest rate environment.

Higher short-term interest rates and the persistently flat yield curve and periods of yield curve inversions over the past year, along with highly competitive deposit pricing continued to negatively impact the company’s net interest margin. An increase in our earning asset yield of 62 basis points in the third quarter of 2006 compared with the same quarter in 2005 was offset by an increase in the company’s cost of funds of 105 basis points over the same period. The net interest margin on a tax-equivalent basis was 2.91% in the third quarter of 2006, compared with 3.16% in the third quarter of 2005 and 3.05% in the second quarter of 2006.

We expect that the highly competitive deposit pricing in our markets, along with the migration of savings and money market deposits to higher rate short-term time accounts, will continue for the foreseeable future. These conditions, along with the current flat and inverted yield curve, will continue to pressure our net interest margin in coming quarters. The company will continue to seek opportunities for additional growth in non-interest income and expense savings in an effort to reduce the impact continuing margin compression has on earnings.

Non-interest income was $4.2 million in the third quarter of 2006, which was an increase of $446,000 or 12.0% compared with $3.7 million in the third quarter of 2005. Service charges on deposit accounts increased $308,000 or 44.4% compared to the same three month period in 2005, resulting primarily from  changes to certain fees in the fourth quarter of 2005 and growth in our customer base over the past year. Card related fees increased $59,000 or 25.2% due to a continued increase in customer debit card utilization. Rental income from leases decreased $27,000 or 12.7% due to the declining balance in our operating lease portfolio. We ceased originating operating leases in early 2004, and as a result, rental income will continue to decline in the last quarter of 2006. Other non-interest income increased $203,000 in the third quarter of 2006 compared with the same period in 2005, due in large part to a $41,000 gain on the sale of leased equipment, compared to a loss of $71,000 in the third quarter of 2005. Non-interest income (excluding loss on sales of securities) comprised 39.2% of revenue in the third quarter of 2006 compared with 35.6% in the year-ago quarter.

Non-interest expenses were $7.7 million in the quarter ended September 30, 2006, which was a decrease of $46,000 or 0.59% compared to $7.7 million in the third quarter of 2005. Salaries and benefits decreased $428,000 or 9.9% in the third quarter of 2006 compared with the year-ago quarter primarily due to efficiencies gained through the implementation of a new staffing model in the first quarter of 2006. Occupancy and equipment expense increased $200,000 or 15.4% due, in large part, to a $139,000 increase in depreciation of assets under operating leases resulting from lower estimates of the assets’ residual values. The remaining book value of assets under operating leases was $305,000 at September 30, 2006, and will be substantially depreciated to the assets’ estimated residual values by December 31, 2006. Also contributing to the increase in occupancy and equipment expense is the timing of branch maintenance and improvement projects and the added cost of operating a new branch that opened in the third quarter of 2005. Non-interest expense was also impacted by approximately $79,000 of acquisition related expenses related to the acquisition of Bridge Street in October 2006. Additional acquisition related expenses will be recorded in the fourth quarter of 2006 related to the costs of system conversions, employee recognition and severance payments, among other things.

Alliance Financial Corporation is an independent financial holding company with Alliance bank, N.A. as a subsidiary that provides banking, commercial leasing, and trust and investment services through 29 office locations in Cortland, Madison, Oneida, Onondaga and Oswego counties. The Bank also operates a trust administration center in Buffalo, NY and offers lease financing through its wholly-owned subsidiary, Alliance Leasing, Inc.

This press release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Alliance Financial Corporation. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: an increase in competitive pressure in the banking industry; changes in the interest rate environment reduce margins; changes in the regulatory environment; general economic conditions, either nationally or regionally, are less favorable than expected, resulting, among other things, a deterioration in credit quality; changes in business conditions and inflation; changes in the securities markets; changes in technology used in the banking business; our ability to maintain and increase market share and control expenses; the possibility that our trust business will fail to perform as currently anticipated; the possibility that we may fail to realize the anticipated benefits of the acquisition of Bridge Street; and other factors detailed from time to time in our SEC filings.

Contact:	Alliance Financial Corporation
	J. Daniel Mohr, Treasurer and CFO	(315) 475-4478

Alliance Financial Corporation Consolidated Balance Sheets (Unaudited)

	September 30, 2006	December 31, 2005

Assets	(Dollars in thousands, except share and per share data)
Cash and due from banks	$30,341	$17,972
Federal funds sold	—	4,906

Securities available-for-sale	239,514	261,368
Federal Home Loan Bank of NY (“FHLB”) Stock	5,407	6,126

Total loans and leases, net of unearned income	725,914	654,086
Less allowance for loan and lease losses	5,402	4,960

Net loans and leases	720,512	649,126

Premises and equipment, net	12,398	13,032
Accrued interest receivable	4,280	3,915
Intangible asset	9,293	9,671
Other assets	15,861	14,305

Total assets	$1,037,606	$980,421

Liabilities and shareholders’ equity
Liabilities:
Deposits:
Non-interest bearing	98,781	91,883
Interest bearing	683,777	647,235

Total deposits	782,558	739,118

Borrowings	144,606	150,429
Accrued interest payable	2,282	2,261
Other liabilities	8,892	8,732
Junior subordinated obligations issued to
unconsolidated subsidiary trusts	25,774	10,310

Total liabilities	964,112	910,850

Common stock	4,012	3,979
Surplus	10,953	11,185
Unamortized value of restricted stock	—	(1,453)
Undivided profits	69,630	66,740
Accumulated other comprehensive income	(1,425)	(1,700)
Treasury stock	(9,676)	(9,180)

Total shareholders’ equity	73,494	69,571

Total liabilities and shareholders’ equity	$1,037,606	$980,421

Common shares outstanding	3,583,454	3,565,012
Book value per share	$20.51	$19.52

Alliance Financial Corporation Consolidated Average Balances (Unaudited)

	Three months ended September 30,		Nine months ended September 30,

	2006	2005	2006	2005

Earning assets:	(Dollars in thousands)
Federal funds sold and interest bearing deposits	$179	$6,978	$2,965	$4,812
Securities(1)	248,272	287,196	257,314	295,059
Loans and leases receivable:
Residential real estate loans	195,084	178,726	190,522	176,718
Commercial loans	164,023	164,884	163,063	160,388
Leases, net of unearned income	98,513	45,749	80,316	29,503
Indirect loans	183,301	161,162	178,813	139,412
Other consumer loans	67,122	68,001	67,732	65,072

Loans and leases receivable, net of unearned income	708,043	618,522	680,446	571,093

Total earning assets	956,494	912,696	940,725	870,964

Non-earning assets	51,650	58,604	51,998	57,864

Total assets	$1,008,144	$971,300	$992,723	$928,828

Interest bearing liabilities:
Interest bearing checking accounts	$86,010	$79,527	$84,971	$80,177
Savings accounts	54,025	58,725	55,069	61,231
Money market accounts	160,121	179,157	170,833	181,783
Time deposits	371,922	318,683	358,448	286,298
Borrowings	159,204	170,288	149,923	161,910

Total interest bearing liabilities	831,282	806,380	819,244	771,399

Non-interest bearing deposits	96,332	83,269	93,438	78,276
Other non-interest bearing liabilities	9,684	11,066	9,704	9,610

Total liabilities	937,298	900,715	922,386	859,285
Shareholders’ equity	70,846	70,585	70,337	69,543

Total liabilities and shareholders’ equity	$1,008,144	$971,300	$992,723	$928,828

(1) The amounts shown are amortized cost and include FHLB stock.

Alliance Financial Corporation Loan and Deposit Composition (Unaudited)

	September 30, 2006		June 30, 2006		December 31, 2005

	Amount	Percent	Amount	Percent	Amount	Percent

Loan portfolio composition			(Dollars in thousands)

Residential real estate loans	$196,741	27.1%	$191,838	28.0%	$186,550	28.5%

Commercial loans	165,709	22.8%	160,803	23.5%	162,350	24.8%

Leases, net of unearned income	112,471	15.5%	83,941	12.3%	65,172	10.0%

Indirect loans	184,745	25.4%	182,096	26.6%	172,113	26.3%

Other consumer loans	66,248	9.2%	65,724	9.6%	67,901	10.4%

Total loans and leases	$725,914	100.0%	$684,402	100.0%	$654,086	100.0%

Allowance for loan and lease losses	(5,402)		(5,170)		(4,960)

Net loans and leases	$720,512		$679,232		$649,126

Deposit composition

Non-interest bearing checking	$98,781	12.6%	$97,649	12.7%	$91,883	12.4%

Interest bearing checking	96,715	12.4%	89,167	11.6%	80,536	10.9%

Total checking	195,496	25.0%	186,816	24.3%	172,419	23.3%

Savings	52,052	6.7%	54,842	7.1%	55,214	7.5%

Money market	158,883	20.3%	160,217	20.7%	176,894	23.9%

Time deposits	376,127	48.0%	369,613	47.9%	334,591	45.3%

Total deposits	$782,558	100.0%	$771,488	100.0%	$739,118	100.0%

Alliance Financial Corporation Consolidated Statements of Income (Unaudited)

	Three months ended September 30,		Nine months ended September 30,

	2006	2005	2006	2005

	(In thousands, except share and per share data)
Interest income:
Loans, including fees	$11,498	$9,211	$32,267	$25,237
Federal funds sold and interest bearing deposits	4	62	121	109
Securities	2,564	2,724	7,952	8,495

Total interest income	14,066	11,997	40,340	33,841

Interest expense:
Deposits:
Savings accounts	74	76	225	233
Money market accounts	1,188	1,007	3,624	2,774
Time accounts	4,203	2,492	11,130	6,233
NOW accounts	135	57	336	171

Total	5,600	3,632	15,315	9,411

Borrowings:
Repurchase agreements	709	726	1,880	1,743
FHLB advances	1,047	738	2,864	1,978

	1,756	1,464	4,744	3,721

Junior subordinated obligations	248	169	644	461

Total interest expense	7,604	5,265	20,703	13,593

Net interest income	6,462	6,732	19,637	20,248
Provision for loan and lease losses	550	125	1,967	(34)

Net interest income after provision for loan and lease losses	5,912	6,607	17,670	20,282

Non-interest income:
Trust & brokerage income	2,157	2,262	6,637	5,617
Service charges on deposit accounts	1,001	693	2,938	2,044
Loss on sale of securities available for sale	—	—	—	(22)
Gain on the sale of loans	24	16	70	127
Income from bank-owned life insurance	102	102	300	301
Card-related fees	293	234	851	670
Rental income from leases	185	212	601	984
Other non-interest income	408	205	845	536

Total non-interest income	4,170	3,724	12,242	10,257

Non-interest expense:
Salaries and employee benefits	3,903	4,331	11,722	12,508
Occupancy and equipment expense	1,495	1,295	4,528	4,341
Communication expense	146	154	407	475
Stationery and supplies expense	125	131	336	350
Marketing expense	124	202	638	537
Amortization of intangible asset	126	126	378	292
Professional fees	697	557	2,083	1,568
Other operating expense	1,072	938	3,142	2,912

Total non-interest expense	7,688	7,734	23,234	22,983

Income before income tax expense	2,394	2,597	6,678	7,556
Income tax expense	575	615	1,447	1,812

Net income	$1,819	$1,982	$5,231	$5,744

Share and Per Share Data
Basic average shares outstanding	3,503,851	3,597,758	3,496,132	3,594,298
Diluted average shares outstanding	3,585,204	3,669,419	3,569,326	3,666,344
Basic earnings per share	$0.52	$0.55	$1.50	$1.60
Diluted earnings per share	$0.51	$0.54	$1.47	$1.57
Cash dividends declared	$0.22	$0.21	$0.66	$0.63

Alliance Financial Corporation Consolidated Financial Information (Unaudited) ($ in thousands)

	September 30, 2006	June 30, 2006	December 31, 2005

Asset quality
Non-accruing loans and leases
Residential real estate loans	$9	$10	$11
Commercial loans	619	345	1,104
Leases	99	99	—
Indirect loans	70	76	74
Other consumer loans	64	55	169

Total non-accruing loans and leases	861	585	1,358
Accruing loans and leases delinquent 90 days or more	229	244	270

Total non-performing loans and leases	1,090	829	1,628
Other real estate and repossessed assets	20	19	6

Total non-performing assets	$1,110	$848	$1,634

Allowance for loan and lease losses	Three months ended September 30,		Nine months ended September 30,

	2006	2005	2006	2005

Allowance for loan and lease losses, beginning of period	$5,170	$5,141	$4,960	$5,267

Loans and leases charged-off	(519)	(237)	(2,030)	(588)
Recoveries of loans and leases previously charged-off	201	132	505	516

Net loans and leases charged-off	(318)	(105)	(1,525)	(72)

Provision for loan and lease losses	550	125	1,967	(34)

Allowance for loan and lease losses, end of period	$5,402	$5,161	$5,402	$5,161

Alliance Financial Corporation Consolidated Financial Information (Unaudited)

Key Ratios	At or for the three months ended September 30,		At or for the nine months ended September 30,

	2006	2005	2006	2005

Return on average assets	0.72%	0.82%	0.70%	0.82%
Return on average equity	10.27%	11.23%	9.91%	11.01%
Yield on earning assets	6.09%	5.47%	5.93%	5.39%
Cost of funds	3.66%	2.61%	3.37%	2.35%
Net interest margin (tax equivalent)	2.91%	3.16%	3.00%	3.31%
Efficiency ratio	72.31%	73.97%	72.88%	75.34%

Net loans and leases charged-off to average loans and leases, annualized	0.18%	0.07%	0.30%	0.02%
Provision for loan and lease losses to average loans and leases, annualized	0.31%	0.08%	0.39%	(0.01%)
Allowance for loan and lease losses to total loans and leases	0.74%	0.82%	0.74%	0.82%
Allowance for loan and lease losses to nonperforming loans and leases	495.80%	252.89%	495.80%	252.89%
Nonperforming loans and leases to total loans and leases	0.15%	0.32%	0.15%	0.32%
Nonperforming assets to total assets	0.11%	0.21%	0.11%	0.21%

Alliance Financial Corporation Selected Quarterly Financial Data (Unaudited)

	2006			2005

	Third	Second	First	Fourth	Third

	(Dollars in thousands, except share and per share data)
Interest income	$14,066	$13,565	$12,709	$12,584	$11,997
Interest expense	7,604	6,925	6,174	5,743	5,265

Net interest income	6,462	6,640	6,535	6,841	6,732
Provision for loan and lease losses	550	417	1,000	178	125

Net interest income after provision for loan and leases losses	5,912	6,223	5,535	6,663	6,607
Other non-interest income	4,170	4,041	4,031	3,899	3,724
Other non-interest expense	7,688	7,723	7,823	8,457	7,734

Income before income tax expense	2,394	2,541	1,743	2,105	2,597
Income tax expense	575	569	303	342	615

Net income	$1,819	$1,972	$1,440	$1,763	$1,982

Basic earnings per share	$0.52	$0.55	$0.40	$0.49	$0.55
Diluted earnings per share	$0.51	$0.54	$0.40	$0.48	$0.54
Basic weighted average shares outstanding	3,503,851	3,569,033	3,566,228	3,592,579	3,597,758
Diluted weighted average shares outstanding	3,585,204	3,638,442	3,639,637	3,664,305	3,669,419
Dividends paid per share	$0.22	$0.22	$0.22	$0.21	$0.21
Net interest margin (tax equivalent)	2.91%	3.05%	3.04%	3.19%	3.16%
Return on average assets	0.72%	0.80%	0.59%	0.72%	0.82%
Return on average equity	10.27%	11.30%	8.18%	9.97%	11.23%
Efficiency ratio	72.31%	72.31%	74.04%	78.74%	73.97%